As filed with the Securities and Exchange Commission on February 14, 2025

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under the Securities Act of 1933

NEW ERA HELIUM INC.

(Exact name of Registrant as specified in its charter)

Nevada	99-3749880
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

4501 Santa Rosa Dr.

Midland, TX 79707

(Address of principal executive offices, including zip code)

New Era Helium Inc. 2024 Equity Incentive Plan

(Full Title of the Plan)

E. Will Gray II

Chief Executive Officer

4501 Santa Rosa Dr.

Midland, TX 79707

(Name and address of agent for service

(432) 695-6997

(Telephone number, including area code, of agent for service)

copy to:

Alexandria Kane, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Phone (212) 407-4017

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”,” accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Explanatory Note.

This Registration Statement is being filed by the Registrant to register 2,149,539 shares of Common Stock consisting of (i) 1,500,000 shares of Common Stock that initially were initially reserved for future issuance under in the Plan and (ii) 649,539 shares of Common Stock that were reserved as part of the automatic plan increase on January 1 of each year. Pursuant to the plan, the number of shares will automatically increase on January 1st of each year, for a period of not more than ten years, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year.

Part I

Item 1. Plan Information.

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given to the participants as specified by Rule 428(b) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference and made a part of this prospectus:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on January 23, 2025, relating to the Registrant’s Registration Statement on Form S-1, as such prospectus may be supplemented or amended;

(b) Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on January 10, 2025;

(c) The Registrant’s Definitive Information Statement on Schedule 14C filed on January 29, 2025;

(d) The Registrant’s Current Reports on Form 8-K, filed with the Commission on December 9, 2024, December 10, 2024, December 12, 2024, December 20, 2024, and January 21, 2025; and

(e) The description of the Registrant’s Common Stock contained in the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on January 23, 2025, relating to the Registrant’s Registration Statement on Form S-1, as such prospectus may be supplemented or amended.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 Item 4. Description of Securities.

Not applicable, because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:

•               Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

•               Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:

•               Is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or

•               Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

The Company has entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We have obtained standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Identification of Exhibit
3.1	Amended and Restated Articles of Incorporation of New Era Helium Inc. (1)
3.2	Amended and Restated Bylaws of New Era Helium Inc. (2)
5.1	Opinion of Anthony Linder & Cacomanolis PLLC
10.1	New Era Helium Inc. 2024 Equity Incentive Plan (3)
23.1	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm with respect to Roth CH V Acquisition Co
23.3	Consent of Grant Thornton LLP, independent registered public accounting firm with respect to Roth CH V Holdings, Inc.
23.4	Consent of Anthony Linder & Cacomanolis PLLC (included in Exhibit 5.1)
24.1	Power of attorney (included on signature page of this Registration Statement)
107	Schedule of Filing Fees

(1) Incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant with the SEC on December 12, 2024.

(2) Incorporated by reference to Exhibit 3.6 to the Proxy Statement/Prospectus filed by the Registrant with the SEC on November 6, 2024.

(3) Incorporated by reference to Annex C to the Proxy Statement/Prospectus filed by the Registrant with the SEC on November 6, 2024.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 14th day of February, 2025.

New Era Helium Inc.

By:	/s/ E. Will Gray II
E. Will Gray II, Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Will Gray II and Michael Rugen, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 14th day of February, 2025:

Signature	Title

/s/ E. Will Gray II
E. Will Gray II	Chairman of the Board, Chief Executive Officer and Director

/s/ Michael Rugen
Michael Rugen	Chief Financial Officer

/s/ Phil Kornbluth
Phil Kornbluth	Director

/s/ William H. Flores
William H. Flores	Director

/s/ Charles Nelson.
Charles Nelson	Director

/s/ Stan Borowiec
Stan Borowiec	Director